Exhibit 10.35
Amendment to Employment Agreement

This Amendment to Employment Agreement (this “Amendment”) is made effective as of October 10, 2022 (the “Amendment Effective Date”) by and between Light & Wonder, Inc., a Nevada corporation, (the “Company”) and Matthew Wilson (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of July 6, 2019 (as amended, the “Agreement”);

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Term Extension. The parties agree that the Term of the Agreement is extended three (3) years from the Amendment Effective Date and the Term shall continue to be subject to automatic renewals per the provisions of Section 1.

2.Position and Duties. Effective as of the Amendment Effective Date, the following sentence is inserted after the first sentence of Section 2: “Effective as of October 10, 2022, Executive will serve as, and his title will change to, President and Chief Executive Officer of the Company.”

3.Increase in Base Salary. The Agreement is amended by adding the following sentence to the end of Section 3(a): “Effective as of the Amendment Effective Date, Executive’s base salary is increased to one million and three hundred thousand U.S. dollars ($1,300,000) per annum.”

4.    Increase in Short-Term Incentive Compensation Target. As of the Amendment Effective Date, Executive’s “target opportunity” set forth in Section 3(b) will increase from 75% to 100%.

5.    Increase in Long-Term Incentive Compensation Program Target; Addition of Clause Addressing Equity Treatment at Retirement. As of the Amendment Effective Date, Section 3(c) of the Agreement is amended by increasing Executive’s target percentage for long-term incentive grants to 300%. The following language is also added to the end of Section 3(c):

Equity awards granted pursuant to this Agreement shall be subject to the terms of the Company’s standard form of award agreement under the Incentive Compensation Plan modified to provide that, if Executive remains employed by the Company through the date when he becomes 65 years of age and retires at any time thereafter, any unvested equity held by Executive as of that retirement date shall vest ten days after such retirement, subject to the achievement of any applicable performance criteria; provided that, settlement of any such awards shall be in accordance with Section 4(g).

6. Mitigation. Section 4(h), “Mitigation,” is deleted and replaced with the following:

(h)    Mitigation. In the event the Executive’s employment is terminated in accordance with Section 4(e) or (f) and Executive is employed by or otherwise engaged to provide services to another person or entity at any time prior to the end of any period of payments to or on behalf of Executive contemplated by this Section 4, (i) Executive shall immediately advise the Company of such employment or engagement and any health insurance benefits to which he is entitled in connection therewith, and (ii) the Company’s obligation to make continued health insurance payments to or on behalf of Executive shall be reduced by any health insurance coverage obtained by Executive during the applicable period through such other employment or engagement (without regard to when such coverage is paid).

7.    Revisions to Non-Competition Section. Section 5.1(a) is deleted and replaced with the following:

(a)    Executive acknowledges the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders Executive special and unique within the Company’s industries. In addition to the protection of confidential records and proprietary information covered in Section 5.2, the provisions set forth in this Section 5.1 are necessary in order to protect the goodwill of the Company and the relationships developed by the Company with employees, customers and suppliers. In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including Sections 3 and 4), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time, Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business. For purposes of this Section 5, “Competing Business” shall mean any business or operations: (i)(A) involving the design, development, manufacture, production, sale, lease, license, provision, operation or management (as the case may be) of (1) gaming machines, terminals or devices (including video or reel spinning slot machines, video poker machines, video lottery terminals and fixed odds betting terminals), (2) video gaming (including server-based gaming), sports betting or other wagering or gaming systems, regardless of whether such systems are land-based, internet-based or mobile (including control and monitoring systems, local or wide-area progressive systems and redemption systems); (3) real money gaming or social gaming-related proprietary or licensed content (including themes, entertainment and brands), platforms, websites and loyalty and customer relationship management programs regardless of whether any of the foregoing are land-based, internet-based or mobile-based; (4) social casino games or websites or mobile phone or tablet applications (or similar known, or hereafter existing, technologies) featuring social casino games or any related marketing, distribution, or other services or programs; (5) interactive casino gaming products or services, including interactive casino-game themed games and platforms for websites or mobile phone or tablet applications (or similar known, or hereafter existing, technologies); (6) gaming utility products (including shufflers, card-reading shoes, deck checkers and roulette chip sorters), table games (including live, simulated, online, social gaming, interactive and electronic) and related products and services; (7) slot accounting, casino management, casino marketing, player tracking, bingo or similar gaming- or casino-related systems and related peripheral hardware, software and services; or (8) ancillary products (including equipment, hardware, software, marketing materials, chairs and signage) or services (including field service, maintenance and support) related to any of the foregoing under sub-clauses (1) through (8) above; or (B) in which the Company is then or was within the previous 12 months engaged, or in which the Company, to Executive’s knowledge, contemplates to engage in during the Term or the Covered Time; (ii) in which Executive was engaged or involved (whether in an executive or supervisory capacity or otherwise) on behalf of the Company or with respect to which Executive has obtained proprietary or confidential information; and (iii) which were conducted anywhere in the United States or in any other geographic area in which such business was conducted or contemplated to be conducted by the Company. Notwithstanding anything to the contrary in the foregoing, the holding of up to one percent (1%) of the outstanding equity in a publicly traded entity for passive investment purposes shall not, in and of itself, be construed as engaging in a Competing Business.

8. References to Scientific Games Corporation. The parties acknowledge that all references to “Scientific Games Corporation” in the Agreement will be changed to Light & Wonder, Inc.

9. Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.

10. This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of November 14, 2022.

LIGHT & WONDER, INC.

By: /s/ James Sottile
Name: James Sottile
Title: EVP and Chief Legal Officer

/s/ Matthew Wilson
Matthew Wilson
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